As filed with the Securities and Exchange Commission on March 2, 2006

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 2, 2006

B&G Foods, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-32316	13-3918742
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Four Gatehall Drive, Suite 110, Parsippany, New Jersey		07054
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (973) 401-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 and Item 7.01. Results of Operations and Financial Condition and Regulation FD Disclosure.

On March 2, 2006, B&G Foods, Inc., issued a press release announcing its financial results for the fourth quarter and fiscal year ended December 31, 2005. The information contained in the press release, which is attached to this report as Exhibit 99.1, is incorporated by reference herein and is furnished pursuant to Item 2.02, “Results of Operations and Financial Condition” and Item 7.01, “Regulation FD Disclosure.”

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 2, 2006, upon the recommendation of B&G Foods’ nominating and governance committee, B&G Foods’ Board of Directors elected Dennis M. Mullen to the Board of Directors, effective March 7, 2006. Mr. Mullen will also serve on the audit committee and nominating and governance committee. Mr. Mullen, who will serve as an independent director, will fill the vacancies on the Board and committees created upon the resignation of Nicholas B. Dunphy in January 2006.

When Mr. Mullen’s election becomes effective on March 7, 2006, B&G Foods will regain compliance with (i) Section 802(a) of the Amex Company Guide, which requires that at least a majority of the directors on the Board of Directors of each listed company be independent directors as defined under Section 121A of the Amex Company Guide and (ii) Section 121B(2)(a), which requires that the audit committee of each listed company have at least three members.

Mr. Mullen was not selected as a director of B&G Foods pursuant to any arrangement or understanding between the Mr. Mullen and any other person. There has not been any transaction, or series of similar transactions, since the beginning of B&G Foods’ last fiscal year, or any currently proposed transaction, or series of similar transactions, to which B&G Foods or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000 and in which Mr. Mullen had, or will have, a direct or indirect material interest.

Item 9.01. Financial Statements and Exhibits.

(d)                                  Exhibits.

99.1	Press Release dated March 2, 2006, furnished pursuant to Item 2.02 and Item 7.01

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

B&G FOODS, INC.

Dated: March 2, 2006	By:	/s/ Robert C. Cantwell
Robert C. Cantwell Executive Vice President of Finance and Chief Financial Officer

Exhibit Index

Exhibit Number	Description

99.1	Press Release dated March 2, 2006, furnished pursuant to Item 2.02 and Item 7.01